                                                                    EXHIBIT 12.1

                        THE J. H. HEAFNER COMPANY, INC.

     STATEMENT REGARDING: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS
                  (AMOUNTS IN THOUSANDS, EXCEPT RATIO AMOUNTS)

                                               THREE MONTHS ENDED                NINE MONTHS ENDED
                                         ------------------------------    ------------------------------
                                         SEPTEMBER 30,    SEPTEMBER 30,    SEPTEMBER 30,    SEPTEMBER 30,
                                             1998             1997             1998             1997
                                         -------------    -------------    -------------    -------------
                                                  (UNAUDITED)                       (UNAUDITED)
Consolidated pretax income (loss) from
  continuing operations................        677              932           (1,436)             817
Interest...............................      4,042            1,170            8,328            2,842
Increase in value of warrants..........         --               --            9,906               --
Interest portion of rent expense.......      2,151            1,017            4,391            1,943
Preferred stock dividend requirements
  of majority-owned subsidiaries.......         --               --               --               --
                                             -----            -----           ------            -----
Earnings...............................      6,870            3,119           21,189            5,602
                                             =====            =====           ======            =====
Interest...............................      4,042            1,170            8,328            2,842
Increase in value of warrants..........         --               --            9,906               --
Interest portion of rent expense.......      2,151            1,017            4,391            1,943
Preferred stock dividend requirements
  of majority-owned....................         --               --               --               --
                                             -----            -----           ------            -----
Fixed Charges..........................      6,193            2,187           22,625            4,785
                                             =====            =====           ======            =====
Ratio of Earnings to Fixed Charges.....       1.11             1.43               --             1.17
                                             =====            =====           ======            =====
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